Exhibit 10.1

BED BATH & BEYOND INC.

650 Liberty Avenue

Union, NJ 07083

June 26, 2019

Ms. Mary Winston

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, N.J. 07083

Mary:

We write to set forth our agreement (this “Agreement”) with respect to your employment as the Interim Chief Executive Officer of Bed Bath & Beyond Inc. (the “Company”).

1.

Duties. The Company hereby agrees to employ you, and you agree to be employed by the Company, on the terms and conditions hereinafter set forth. Effective as of May 12, 2019, you shall serve as the Company’s Interim Chief Executive Officer. You will perform such duties customarily performed by persons situated in similar executive capacities and as may from time to time be assigned to you by the Company’s Board of Directors (the “Board”). You will also remain a member of the Board for so long as you serve as Interim Chief Executive Officer. You agree to serve the Company faithfully, diligently and competently, and to devote your full working time, energy and skill to the Company’s business, provided, that you will be permitted to (i) continue to serve as a member of the public company boards of directors on which you currently serve, and (ii) serve in any capacity with any professional, educational, philanthropic, public interest, charitable or community organization, in the case of each of clauses (i) and (ii), so long as such activities are reasonable and customary and do not significantly interfere or conflict with your duties and obligations as the Company’s Interim Chief Executive Officer.

2.	Compensation.

A.

The Company will pay you an annual salary at a rate of $1,100,000 per annum, less applicable withholdings for taxes, payable in accordance with the Company’s customary payroll practices from time to time in effect.

B.

You will receive a restricted stock award in the form attached hereto as Exhibit A (the “Award Agreement”) covering a number of shares of Company common stock with a value of $1,900,000 based on the average of the high and low per-share trading prices of Company common stock on the grant date of such award (the “Stock Award”). The Stock Award shall be subject to the terms and conditions of the Award Agreement and the Company’s 2012 Incentive Compensation Plan.

C.

The Company will reimburse you on a tax neutral basis for all reasonable out-of-pocket business, entertainment and travel expenses incurred by you in connection with the performance of your duties hereunder, including travel to the Company’s headquarters in New Jersey in accordance with the Company’s expense reimbursement policy from time to time in effect.

D.

You will be entitled to participate in such privileges and in such insurance and other benefit programs (other than the Company’s long-term incentive programs) as are generally made available to the Company’s employees to the extent you meet the eligibility requirements for such privileges and programs. You will be entitled to take vacations in accordance with the Company’s vacation policy for managers from time to time in effect.

3.	At-Will Employment; Termination of Employment.

A.	Your employment by the Company is not for any specific term but rather is on an ongoing at-will basis with the right by the Company and you to terminate your employment at any time.

B.

Notwithstanding the foregoing, if (i) the Company terminates your employment for any reason other than for “cause”, (ii) the Company causes your employment to terminate because of “constructive termination”, (iii) your employment terminates due to death or “disability” (as defined under Code Section 409A, as defined in Paragraph 5(H)), or (iv) your employment as Interim Chief Executive Officer terminates because the Company hires a replacement chief executive officer (other than you), then, provided that you have not breached the provisions of Paragraph 4 hereof, your Stock Award shall vest in full (to the extent then unvested) effective as of your employment termination date. The Company shall have “cause” to terminate your employment only if you have (1) acted in bad faith or with dishonesty, (2) willfully failed to follow the directions of the Board (provided such directions would not be in violation of law or constitute fraud), (3) performed your duties with gross negligence, or (4) been convicted of a felony. “Constructive termination” means the material breach by the Company of one or more of the terms of this Agreement. In the event of your termination due to a “constructive termination,” you shall give the Company written notice detailing the specific circumstances alleged to constitute “constructive termination” within sixty (60) days after the first occurrence of such circumstances and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided that no termination because of a “constructive termination” shall occur after the one-hundred twentieth (120th) day following the first occurrence of any “constructive termination.”

C.

In consideration for the vesting of your Stock Award pursuant to Paragraph 3(B), you shall deliver to the Company, within twenty-one (21) days (or, if applicable, forty-five (45) days) of the termination of your employment, a fully executed release agreement (the form of which release agreement shall be commercially reasonable) which shall fully and irrevocably release and discharge the Company, its officers, directors, employees and agents from any and all claims, charges, complaints, and liabilities of any kind, known or unknown which you have or may have against any of the foregoing parties, and shall contain commercially reasonable mutual nondisparagement provisions (except that, with respect to the Company’s nondisparagement obligations, such obligations shall be solely to inform its officers and directors that the Company is subject to a non-disparagement provision) (the “Release”).

4.	Confidentiality.

A.

During or after your employment by the Company and thereafter, you agree that you will not, whether alone or in association with any other person, directly or indirectly, knowingly divulge, furnish or make accessible to any third person or organization other than in the regular course of the Company’s business any confidential information concerning the Company or its subsidiaries or its or their business, including, without limitation, confidential methods of operation and organization, confidential sources of supply and customer or other mailing lists.

B.

The provisions of this paragraph 4 shall survive the end of the term of your employment hereunder. You acknowledge that any remedy at law for a breach or threatened breach of any of the provisions of this paragraph 4 may be inadequate and that accordingly the Company shall be entitled to an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security.

5.	Miscellaneous.

A.	The Company shall pay or reimburse you for the full amount of your reasonable legal fees incurred in connection with the negotiation of and entry into this Agreement.

B.

To the maximum extent permitted by law, you will be indemnified under the Company’s Certificate of Incorporation and Bylaws while serving as Interim Chief Executive Officer, and you will continue to be covered by the Company’s Directors and Officers liability insurance policies in accordance with their terms.

C.

The Company may, at its option and for its benefit, obtain insurance with respect to your death, disability or injury. You agree to submit to such physical examinations and supply such information as may be reasonably required in order to permit the Company to obtain such insurance.

D.

Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when sent by registered mail, return receipt requested, postage prepaid, as follows:

If to the Company, at:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, NJ 07083

If to you, at:

Your home address on file with the Company

Either party hereto may change its or her address for the purpose of this paragraph by written notice similarly given.

E.

Neither party hereto may assign its rights or delegate its duties hereunder, except that the Company may assign its rights hereunder to any person that (i) acquires substantially all of the business and assets of the Company (whether by merger, consolidation, purchase of assets or other acquisition transaction), and (ii) agrees in writing to assume the obligations of the Company hereunder.

F.

This agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Nothing in this agreement shall create, or be deemed to create, any third party beneficiary rights in any person, including, without limitation, any employee of the Company other than you. You agree that all actions or proceedings relating to this agreement shall be tried and litigated only in the New York State or Federal courts located in the County of New York, State of New York. You hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

G.

If any provision of this agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this agreement, and this agreement shall be construed as if such provision had been drawn so as not to be invalid or unenforceable.

H.

This letter sets forth our entire understanding with respect to the subject matter hereof and cannot be changed, waived or terminated except by a writing signed by you and the Company. Any waiver by either party of a breach of any provision of this agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this agreement. This agreement shall be binding on the successors and assigns of the Company.

I.

Although the Company does not guarantee the particular tax treatment of any payments or benefits paid or provided hereunder, it is the intent of the parties that such payments and benefits comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, our agreement set forth herein shall be interpreted in a manner consistent with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision providing for payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” under Code Section 409A. To the extent applicable, if you are deemed on the date of termination to be a “specified employee” (as defined under Code Section 409A(a)(2)(B)), then, any payments that are considered “nonqualified deferred compensation” under Code Section 409A (“409A Payments”) shall be made as provided herein after the date which is the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all 409A Payments delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due hereunder shall be paid in accordance with the normal payment dates specified for them herein. Any right you have hereunder to receive installment payments shall be treated as a right to receive a series of separate and distinct payments.

* * * * *

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

BED BATH & BEYOND INC.

By:	/s/ Allan N. Rauch
Name:	Allan N. Rauch
Title:	Chief Legal Officer and General Counsel

Accepted and agreed:

/s/ Mary Winston
Mary Winston

[Signature page to Interim CEO Employment Agreement]

Exhibit A

Restricted Stock Agreement (attached)

Exhibit A

This RESTRICTED STOCK AGREEMENT (the “Agreement”) is entered into as of ____________, 20__ (the “Grant Date”), between BED BATH & BEYOND INC. (the “Company”) and Mary Winston (“you”).

1.    Restricted Stock Grant. Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards you the number of shares of Common Stock specified in paragraph 7 below. The shares are subject to certain restrictions as set forth in the Plan and this Agreement. Until vested, the shares are referred to herein as “Restricted Stock.”

2.    The Plan. The Restricted Stock is entirely subject to the terms of the Company’s 2012 Incentive Compensation Plan (the “Plan”). A description of key terms of the Plan is set forth in the Prospectus for the Plan. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

3.    Restrictions on Transfer. You will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Restricted Stock, except as set forth in the Plan or this Agreement. Any attempted Transfer in violation of the Plan or this Agreement will be void and of no effect.

4.    Forfeiture. Except as provided in this paragraph, upon your Termination of Employment, all unvested Restricted Stock shall immediately be forfeited without compensation. Notwithstanding anything herein to the contrary, the Restricted Stock will vest in full upon (i) a Termination by reason of your death or Disability, (ii) your Termination by the Company without Cause, (iii) the commencement of service of the Company’s replacement Chief Executive Officer following the Grant Date and immediately following the cessation of your employment with the Company as the Company’s interim Chief Executive Officer, or (iv) if provided in an agreement between you and the Company in effect as of the Grant Date, by you for Good Reason or due to a Constructive Termination without Cause, as each such term (or concept of like import) is defined in that agreement. For purposes of this Agreement, a “Termination” or “Termination of Employment” shall occur upon cessation of your employment with the Company, even if you remain a director of the Company or become a consultant to the Company thereafter.

5.    Retention of Certificates. Promptly after the Grant Date, the Company will recognize your ownership of the Restricted Stock through uncertificated book entry, another similar method, or issuance of stock certificates representing the Restricted Stock. Any stock certificates will be registered in your name, bear any legend that the Committee deems appropriate to reflect any restrictions on Transfer, and be held in custody by the Company or its designated agent until the Restricted Stock vests. If requested by the Company, you will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock. If you receive a dividend (whether in cash or stock) on the Restricted Stock, the Restricted Stock shares are split, or you receive other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Restricted Stock, you will immediately deposit with the Company, or the Company will retain, any such rights or property (including cash or any certificates representing shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank), which shall be subject to the same restrictions as the Restricted Stock and be encompassed within the term “Restricted Stock” as used herein.

6.    Rights with Regard to Restricted Stock. On and after the Grant Date, you will have the right to vote the Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, except: (i) you will not be entitled to delivery of any unvested Restricted Stock, and the Company (or its designated agent) will retain custody of any such shares; (ii) no part of the Restricted Stock will bear interest or be segregated in separate accounts; and (iii) you may not Transfer any unvested Restricted Stock.

7.    Grant Size; Vesting Schedule. Restricted Stock covered by this Award: _____________ shares (representing $1,900,000, valued at the Grant Date). The Restricted Stock will become 100% vested and cease to be Restricted Stock (but will remain subject to the terms of the Plan) on May 12, 2020 (the “Vesting Date”), provided that you remain continuously employed by the Company from the Grant Date until the Vesting Date (except as otherwise provided in Section 4). The number of shares of Common Stock to which you become entitled on vesting shall be automatically reduced by the Company to cover the applicable minimum statutorily required withholding obligation, except that you may elect to pay some or all of the amount of such obligation in cash in a manner acceptable to the Company. In the event that the number of shares of Common Stock to which you become entitled on vesting is automatically reduced, it is the intent of this Agreement that any deemed “sale” of the shares of Common Stock underlying the Restricted Shares withheld will be exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3. If the Vesting Date occurs during a scheduled or unscheduled blackout period (each, a “BP”) to which you are subject, (i) you will vest in the shares on the Vesting Date, but (ii) you will be unable to sell your shares (net of any shares withheld by the Company to pay minimum required taxes) until the earliest date on which all BPs to which you are subject have expired. All BPs are determined by the Company.

Vesting will occur only on the Vesting Date, with no proportionate or partial vesting in the period prior to such date. Except as otherwise provided in the preceding paragraph, when the Restricted Stock becomes vested, the Company (unless it determines a delay is required under applicable law or rules) will promptly issue and deliver to you a stock certificate registered in your name or will promptly recognize ownership of your shares through uncertificated book entry or another similar method, subject to applicable federal, state and local tax withholding in the manner described herein or otherwise acceptable to the Committee. Subject to the provisions of this Agreement, you will be permitted to transfer shares of Restricted Stock following the expiration of the Restriction Period, but only to the extent permitted by applicable law.

8.    Notice. Any notice or communication to the Company concerning the Restricted Stock must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Bed Bath & Beyond Inc., Finance Department – Stock Administration, 650 Liberty Avenue, Union, New Jersey 07083. In accordance with the Plan, you must deliver an executed copy of this Agreement to the Company.

BED BATH & BEYOND INC.

By: ________________________________________	________________________________________
An Authorized Officer	Restricted Stock Recipient (You)